Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 13, 2025

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the quarters and years ended December 31, 2024 and December 31, 2023, in millions of dollars except share and per share amounts.

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Net sales	$2,482	$2,282	$9,100	$9,562
Operating income (loss)	$114	$(87)	$156	$(87)
Net earnings attributable to Seaboard	$154	$64	$88	$226

Earnings per common share	$158.58	$64.67	$90.62	$202.21
Average number of shares outstanding	971,055	989,615	971,055	1,117,636
Dividends declared per common share	$2.25	$2.25	$9.00	$9.00

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 6, 2025 to stockholders of record at the close of business on February 24, 2025.